Exhibit 4.2

UNISOURCE ENERGY CORPORATION
2006 OMNIBUS STOCK AND INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTIONS

This Stock Option Agreement (the “Grant Agreement”) consists of this Grant Notice and the Stock Option Agreement immediately following. It sets forth certain specific terms and conditions governing the award and exercise of stock options under the UniSource Energy Company 2006 Omnibus Stock and Incentive Plan (the “Plan”). All of the terms of the Plan are incorporated herein by reference.

Name of Grantee:	[NAME]
Grant Date:	May 5, 2006
Number of Shares Subject to Option:	[NUMBER OF SHARES]
Exercise Price Per Share	[EXERCISE PRICE]
Vesting Schedule	Anniversary from Date of Grant Vested Amount 1st 33% 2nd 33% 3rd 34%

BY EXECUTING THIS GRANT AGREEMENT, GRANTEE ACCEPTS PARTICIPATION IN THE PLAN, ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS GRANT AGREEMENT AND THE PLAN, AND AGREES THAT THIS GRANT AGREEMENT AND THE PLAN SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Grant Agreement as of the Grant Date set forth above.

UNISOURCE ENERGY CORPORATION:	GRANTEE:
By:
Name:
Title:	Name:

Option Agreement - NQSO (Employee)

UNISOURCE ENERGY CORPORATION
2006 OMNIBUS STOCK AND INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

NOTE:  THIS IS A NONQUALIFIED STOCK OPTION. SECTION 12 BELOW, AND THE PROSPECTUS REFERRED TO THEREIN, CONTAIN IMPORTANT INFORMATION ABOUT THE TAX CONSEQUENCES OF EXERCISING THIS OPTION.

The following supplements the Notice of Grant of Stock Options to which it is attached (the “Grant Notice”), and, together with the Grant Notice, constitutes the “Option Agreement” referenced in the Grant Notice.

This Option Agreement is entered into and made effective as of the grant date referenced in the Grant Notice (the “Date of Grant”), and is between UniSource Energy Corporation, an Arizona corporation (the “Company”), and the employee of the Company or a subsidiary of the Company (the “Grantee”) referenced in the Grant Notice. Certain capitalized terms, to the extent not defined where they first appear in the Option Agreement, are defined in Section 9 below.

1.    Shares Subject to Option

Pursuant to the provisions of the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan (the “Plan”), the Company has granted to the Grantee an option (the “Option”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) referenced in the Grant Notice (the “Option Shares”) at the purchase price referenced in the Grant Notice (the “Option Price”), in accordance with and subject to the terms and conditions set forth in this Option Agreement. The Plan and any amendments thereto are incorporated by reference and made a part hereof.

2.    Vesting and Time of Exercise

(a)   Vesting upon Termination of Employment other than for Death, Disability or Retirement - No Change in Control. As long as the Grantee remains in continuous employment with the Company or a Subsidiary as an Employee from the Date of Grant (subject to the rules in Section 3), the Option shall vest, and Option Shares shall become available for purchase by the Grantee, in installments on the dates set forth in the Grant Notice or, if earlier, as set forth in the following paragraphs:

(b)   Vesting upon Death or Disability. Notwithstanding Section 2(a) above, if the Grantee terminates employment due to death or Disability, all then outstanding Options hereunder shall become fully vested upon the date of the Grantee’s termination of employment.

(c)   Vesting upon Retirement. Notwithstanding Section 2(a) above, if the Grantee terminates employment due to Retirement, his or her then outstanding Options hereunder shall continue to vest and be exercisable in accordance with Section 2(a), provided and to the extent that the Grantee complies with the provisions of Section 10 below, for a period not to exceed three (3) years, or until the Grantee violates any provision of Section 10 during such period. If

Option Agreement - NQSO (Employee)

the Participant dies or becomes Disabled during such three (3) year period, Section 2(b) shall apply.

(d)   Vesting upon Termination after Change in Control or Potential Change in Control. Notwithstanding Section 2(a) above, if, within twenty-four (24) months after a Change in Control, the Grantee terminates employment for any reason other than Cause or resignation without Good Reason, all then outstanding Options hereunder shall become fully vested. Notwithstanding Section 2(a) above, if, during a Potential Change in Control Period, the Company terminates the Grantee’s employment for any reason other than Cause or the Grantee resigns with Good Reason, the Grantee shall become immediately vested in a prorated portion of his or her then outstanding Options equal to the greater of (1) the number of such then vested outstanding Options determined without regard to this Section 2(d), and (2) the number of Options awarded under this Award Agreement (as adjusted pursuant to Section 7 hereof, if applicable) multiplied by a ratio, the numerator of which is the number of months from the Date of Grant through the end of the month of such termination of employment or resignation and the denominator of which is thirty-six (36) (reduced by any previously exercised such Options).

(e)   Exercise of Options. Except as otherwise provided in the Plan or in this Option Agreement, vested Options may be exercised in whole or in part at any time and from time to time during the term of the Option, provided that no exercise shall be permitted for fractional shares. Once vested, the Option may be exercised only by the Grantee or, to the extent provided in Section 3(a) hereof, by his or her legal representative. Notwithstanding the foregoing, if the Grantee is determined to be mentally incompetent and a guardian or conservator (or other similar person) is appointed by a court of competent jurisdiction to manage the Grantee’s affairs, such appointee may exercise the Option on behalf of the Grantee to the extent that the Grantee could have exercised the Option at such time.

3.    Term of Option

Except as provided below, the term of the Option shall be for a ten (10) year period, beginning on the Date of Grant and ending on the day immediately preceding the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”). In no event may the Option be exercised later than the Expiration Date.

(a)   Termination by Reason of the Grantee’s Death or Disability. If the Grantee’s employment with the Company and any Subsidiary terminates by reason of his or her death or Disability, then the Option may thereafter be exercised by the Grantee, or by his or her legal representative in the case of death, until the earlier of (i) the Expiration Date or (ii) twelve (12) months after the date of the Grantee’s termination of employment due to death or Disability; provided, however, that if the Grantee was eligible for Retirement at the time of his termination of employment, the time limit set forth in clause (ii) above shall be three (3) years after the Grantee’s termination from employment due to death or Disability. If the Grantee’s termination of employment was due to Disability, this exercise period shall not be further extended by the Participant’s death.

(b)   Termination by Reason of the Grantee’s Retirement. If the Grantee’s employment with the Company and any Subsidiary terminates by reason of his or her Retirement (other than

Option Agreement - NQSO (Employee)

due to Disability, which is addressed in Section 3(a) above), then the Option may thereafter be exercised by the Grantee to the extent it was vested and exercisable immediately prior to such termination or becomes vested and exercisable within the three (3) year period thereafter in accordance with Section 2(c), until the earlier of (i) the Expiration Date or (ii) three (3) years after the date of Retirement; provided, however, that if the Grantee violates any provision of Section 10 during such period, his or her Options shall expire immediately as of the earliest date of such violation. If the Grantee dies within such three (3) year period, Section 3(a) shall apply as of the date of death; provided, however, that the maximum exercise period shall not exceed three (3) years after the date of Retirement.

(c)   Termination for Cause. If the Grantee’s employment with the Company and any Subsidiary is terminated for Cause, the Option shall expire immediately upon such termination and all rights to purchase Option Shares (whether vested or unvested) under the Option shall cease.

(d)   Other Terminations. If the Grantee’s employment with the Company and any Subsidiary terminates for any reason other than the Grantee’s death, Disability, Retirement or termination for Cause, then the Option may thereafter be exercised by the Grantee, but only to the extent it was vested and exercisable upon or immediately prior to such termination, until the earlier of (i) the Expiration Date or (ii) thirty (30) days after the date of such termination; provided, however, that if the Grantee violates any provision of Section 10 during such thirty (30) day period, his or her Options shall expire immediately as of the earliest date of such violation.

(e)   Change in Employment Status. The Grantee will not be deemed to have incurred a termination of employment hereunder solely as a result of a temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its Subsidiaries. The Grantee will not be deemed to have incurred a termination of employment hereunder during a period of severance, to the extent that salary payments continue to the Grantee during such period. In such event, the Grantee’s termination of employment shall be deemed to occur at the conclusion of such period of severance. If the Grantee, either on the Date of Grant or subsequent thereto, is or becomes a Director and thereafter ceases to be an Employee while remaining a non-employee Director, such change in status shall not be a termination of employment for purposes of Sections 3(b) or 3(d) until the Grantee’ service as a Director shall have ceased.

4.    Method of Exercise

The Option may be exercised only by delivering written notice to the Treasurer of the Company. Contemporaneously with such delivery, the Grantee shall tender the full purchase price of the Option Shares by one of the following methods, or combination thereof, together with payment of any applicable federal, state or local taxes required by law to be withheld upon such exercise, as described in Section 12:

(a)   In cash, or by a certified or cashier’s check payable to the order of the Company;

Option Agreement - NQSO (Employee)

(b)   If the Company is then permitting exercise of Options through a same-day sale/cashless brokered exercise program, delivery of a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to execute such instructions, in such form and manner as the Company may from time to time require; or

(c)   In such other method as the Treasurer of the Company shall from time to time permit, in his or her sole discretion, consistent with the terms of the Plan.

The Company, upon fulfillment of the requirements for exercise, shall deliver the Option Shares purchased under this Option Agreement. The Grantee shall have no rights as a stockholder with respect to the Option Shares until the exercise of the Option and the issuance of a stock certificate for the Option Shares with respect to which the Option shall have been exercised.

5.    Option Non-Transferable

The Option may be not be transferred or assigned by the Grantee or by operation of law, other than by will or by the laws of descent and distribution. Except to the extent specifically provided in Section 3(a) above, the Option may be exercised during the lifetime of the Grantee only by him or her.

6.    Right to Terminate

NOTHING CONTAINED IN THE GRANT AGREEMENT OR THIS OPTION AGREEMENT SHALL CREATE A CONTRACT OF EMPLOYMENT OR GIVE RISE TO A RIGHT TO CONTINUE IN THE EMPLOY OF THE COMPANY OR ANY SUBSIDIARY, OR RESTRICT THE RIGHT OF THE COMPANY OR A SUBSIDIARY TO TERMINATE THE EMPLOYMENT OF THE GRANTEE AT ANY TIME.

7.    Adjustments

(a)   In the event of any change in corporate capitalization, such as a stock split, reverse-split, stock dividend, combination, reclassification or similar recapitalization not involving the payment of consideration, or in the event of a corporate transaction, such as any merger, consolidation, separation, spin-off, reorganization or any partial or complete liquidation of the Company, an adjustment shall be made to the number and class of Option Shares subject to this Option Agreement, as may be determined to be appropriate and equitable by the Administrator, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Option Shares subject to this Option Agreement shall always be a whole number.

(b)   Anything contained in this Option Agreement to the contrary notwithstanding, in connection with any transaction specified in Section 9(d)(iii), the Administrator may, in its discretion, (i) cancel this Option in consideration for payment to the Grantee of an amount equal to the portion of such consideration that would have been payable to the Grantee pursuant to such transaction if the Option had been fully vested and exercised immediately prior to such transaction, less the aggregate Option Price that would have been payable by the Grantee therefor, or (ii) if the amount that would have been payable to the Grantee pursuant to such

Option Agreement - NQSO (Employee)

transaction if the Option had been fully vested and exercised immediately prior thereto would be equal to or less than the aggregate Option Price that would have been payable therefor, cancel the Option for no consideration or payment of any kind. Payment of any amount payable pursuant to this Section 7(b) may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or such securities or other property in the Administrator’s discretion.

8.    Registration; Restrictions on Transfer

(a)   The Company intends that any shares issued pursuant to the Grantee’s exercise of the Option shall be listed on the New York Stock Exchange or other nationally recognized stock exchange, and registered under the Securities Act of 1933. If no such shares are available at the time of exercise, the Company may require the Grantee to provide such written assurances as it deems necessary to comply with the appropriate exemption from registration and may cause a legend to be placed on the shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. If the listing, registration or qualification of the shares on any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase or issuance of such shares, the Company shall not be obligated to issue or deliver the certificates representing the shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.

(b)   The shares issued on exercise of the Option shall be subject to any restrictions on transfer then in effect pursuant to the Certificate of Incorporation or By-laws of the Company, as each may be amended from time to time, and to any other restrictions or provisions attached hereto and made a part hereof or set forth in any other contract or agreement binding on the Grantee.

9.    Definitions

For purposes of this Option Agreement, the following terms shall have the following respective meanings.

(a)       “Administrator” means the Compensation Committee of the Board, or such other committee appointed by the Board to administer and interpret the terms and provisions of the Plan.

(b)   “Board” means the Board of Directors of the Company.

(c)   “Cause” means, as determined by the Administrator in its sole discretion:

(i)   the Grantee’s conviction of a felony involving moral turpitude or entering into a guilty plea or plea of nolo contendere with respect to such crime;

(ii)   the Grantee’s willful and continued failure to substantially perform the duties and responsibilities of the Grantee’s position with the Company after a written demand for substantial performance is delivered to the Grantee by the Board, which

Option Agreement - NQSO (Employee)

demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed such duties or responsibilities;

(iii)   the willful engaging by the Grantee in fraud or dishonesty relating to Grantee’s employment, or other willful misconduct or gross negligence of the Grantee, which conduct is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise; or

(iv)   the Grantee’s willful violation of Company policies, which conduct is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

(d)   “Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(i)   any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 40% of the total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than forty percent (40%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(ii)   a majority of members of the Company’s Board is replaced during any 24-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(iii)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that if the approval of any federal or state regulatory agency is required in order to effectuate the merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, no such merger or consolidation shall be deemed to have been consummated prior to the attainment of all such required approval(s); or

Option Agreement - NQSO (Employee)

(iv)   the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”). If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

(e)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(f)   “Director” means any individual who is a member of the Board.

(g)   “Disability” .means that the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (iii) has been determined to be totally disabled by the Social Security Administration

(h)   “Employee” means any individual who is an employee of the Company or any Subsidiary.

(i)   “Fair Market Value” means the average of the highest and lowest sales prices of the Stock as reported on the consolidated tape for securities listed on the New York Stock Exchange (“NYSE”) (or, if the Stock is not listed on the NYSE, such other established securities market on which the Stock is traded) on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined by utilization of the above formula as of the immediately preceding date on which there were Stock transactions.

(j)   “Good Reason” for termination by the Grantee of his or her employment shall mean the occurrence (without the Grantee’s express written consent) after a Change in Control or

Option Agreement - NQSO (Employee)

during a Potential Change in Control Period of any one of the following events, unless, except in the case of an act described in subsection (vi) or (vii) below, such event is corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(i)   a change in the Grantee’s position or responsibilities which represents a material and adverse change from the Grantee’s position or responsibilities as in effect immediately prior to such change; the assignment to the Grantee of any duties or responsibilities which are substantially inconsistent with the Grantee’s position or responsibilities as in effect immediately prior to such assignment; or any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of such offices or positions, except in connection with termination of the Grantee’s employment for Disability, Cause, as a result of the Grantee’s death or by the Grantee other than for Good Reason;

(ii)   a reduction in the Grantee’s base salary, other than a reduction of base salary of not more than ten percent (10%) generally and simultaneously applicable to all [senior] executives of the Company;

(iii)   a reduction in the bonus and/or incentive compensation opportunity available to the Grantee, unless such reduction is generally and simultaneously applicable to all [senior] executives of the Company;

(iv)   a material reduction in the aggregate value of employee benefits provided or available to the Grantee, unless such reduction is generally and simultaneously applicable to all [senior] executives of the Company;

(v)   the Company requiring the Grantee to be based at an office that is greater than 50 miles from where the Grantee’s office is located immediately prior to the Change in Control and also more than 50 miles from the Grantee’s then current principal place of residence, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Grantee undertook on behalf of the Company prior to the Change in Control; or

(vi)   failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

(vii)   any purported termination of the Grantee’s employment which is not effected pursuant to a notice of termination required under any agreement applicable to the Grantee.

In order for the Grantee’s termination to be deemed to be for Good Reason, the Grantee must deliver written notice of termination to the Company describing the event(s) alleged to constitute Good Reason within ninety (90) days of the occurrence of such event(s). Such notice of termination shall specify the Grantee’s date of termination, which date shall not be earlier than fourteen (14) days nor more than sixty (60) days after the date of the notice of termination. Except in the case of an event described in subsection (vi) or (vii) above, the Company may fully correct the event(s) constituting Good Reason within a reasonable period of time (not to exceed fourteen (14) days) after receiving the notice of termination; provided, however, that no

Option Agreement - NQSO (Employee)

opportunity to correct for any Good Reason event which recurs after a prior correction by the Company.

(k)   “Potential Change in Control” shall be deemed to have occurred if any of the following events shall have occurred:

(i)   the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)   the Company publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)   any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)   the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(l)   “Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 9(k)(i); immediately upon the abandonment or termination of the applicable agreement; (ii) with respect to a Potential Change in Control occurring pursuant to Section 9(k)(ii), immediately upon a public announcement by the Company that it has abandoned its intention to take or consider taking actions which, if consummated, would result in a Change in Control; or (iii) with respect to a Potential Change in Control occurring pursuant to Section 9(k)(iii) or (iv), upon the two year anniversary of the occurrence of a Potential Change in Control (or, in the case of a Potential Change in Control occurring pursuant to Section 9(k)(iv), such earlier date as may be determined by the Board). In addition to the foregoing, any termination of the Grantee by the Company at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred within a Potential Change in Control Period.

(m)   “Retirement” means termination of employment of the Grantee after he or she has become eligible for an immediate early, normal or late retirement benefit under the terms of a defined benefit pension plan sponsored by the Company and applicable to the Grantee.

(n)   “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

10.   Restrictive Covenants

This paragraph shall apply upon Retirement of the Grantee, during any period in which any Options of the Grantee continue to vest and/or be exercisable in accordance with Section 3(b) or 3(d) of this Agreement:

Option Agreement - NQSO (Employee)

(a)   Non-Competition. The Grantee shall not, without the Board’s prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Grantee shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business; and (ii) the Grantee shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Grantee and which he has less than a five percent (5%) interest. For purposes of this provision, the term “Competitive Business” shall mean the business of purchasing, supplying, generating, trading, buying (other than as a retail customer), selling or distributing natural gas or electricity, where such business activity occurs in, or originates or terminates in, the State of Arizona, and also refers to any entity (including any subsidiaries, parent entities or other affiliates thereof) which, as of the Grantee’s date of termination, engages in any such business.

(a)   Non-Solicitation. The Grantee will not, directly or indirectly recruit or otherwise solicit or induce any non-clerical employee, director, consultant, customer, vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.

(b)   Confidentiality. The Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Notwithstanding anything herein to the contrary, nothing shall prohibit the Grantee from disclosing any information that is generally known by the public.

(c)   Non-Disparagement. The Grantee will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Grantee from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Grantee.

11.   Administration and Interpretation

The Administrator shall administer and interpret the terms and provisions of this Option Agreement and of the Plan. Any interpretation and construction by the Administrator of any

Option Agreement - NQSO (Employee)

term or provision of the Plan, this Option Agreement, or other matters related to the Plan shall be final, conclusive and binding upon the Grantee and his or her estate, permitted transferees and assignees, personal representative and beneficiaries.

12.   Notice Concerning Federal Income Taxation

As the Option granted hereby is a nonqualified stock option (an “NQSO”), the Grantee will recognize compensation income for regular federal income tax purposes on the date this Option is exercised in the amount by which the fair market value of the Option Shares purchased on the date of exercise exceeds the Option Price for such shares. The Grantee must remit both federal and applicable state and local withholding taxes to the Company with respect to compensation income realized on the purchased shares. The Grantee and other holders are urged to review the Prospectus for the offering under which the Option is granted for a more detailed discussion of the federal tax law governing NQSOs.

Option Agreement - NQSO (Employee)